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Exhibit 10.9

Non-Interest Bearing,
Subordinated, Convertible Debenture

        This non Interest bearing, Subordinated, Convertible Debenture (hereinafter "the Debenture") is dated this 29th day of January, 2002 in Wimbledon Park, London SW 19 by and between Network Printing Solutions Limited (hereinafter "The Company") and The Chilli Club (hereinafter "Holder") for value received in the amount Two Hundred and Ninteen Pounds and Sixty Pence (L219.60).

Terms

        The term of the Debenture is for a maximum period of 24 months from the date first appearing hereon. The Debenture shall be subordinated to all secured debt of the Company during its term.

        The Debenture hereby provides Holder the right to convert said Debenture to common stock of the Company at 40% of the offered share price on the date of listing on the Over The Counter exchange, though in no case shall the conversion price be less that one United States Dollar. The Company shall allocate an amount of its shares of common stock when it's share structure is determined for the Over The Counter flotation and at the Sterling / US Dollar rate ruling at that time.

Conditions

        The Debenture can be extended in its term by mutual consent between the Company and Holder only if such consent is reduced to writing and attached hereto to form part of this Agreement.

        The Debenture is junior to all secured debts of the Company, however, the Debenture is senior to all shares of common and/or preferred stock of the Company. Should the Company liquidate its assets under any provisions of liquidation all secured creditors of the Company shall be paid in full prior to any distribution of cash or asset to Holder. Should cash or assets remain for distribution subsequent to the discharge of the Company's obligations to its secured creditors such cash and/or assets shall be distributed to Debenture holders on a pro rata basis. Such distribution shall be made prior to any distribution to any shareholder of the Company regardless of the class of stock such shareholders may hold.

        Should Holder elect to convert the Debenture during the term of the Debenture to common stock of the Company, Holder shall notify the Company, in writing of Holder's intention to convert. The Company shall be obligated to issue to Holder those shares due to the Holder consistent with the terms and conditions hereof.

General Provisions

        Severable Provisions—The provisions of this Debenture are severable and if any one or more provisions may be determined to be judicially unenforceable, in whole or in part, the remaining provisions shall, never the less, be binding and enforceable.

        Binding Agreement—The rights and obligations under this Debenture shall inure to the benefit of, and shall be binding on, the successors and assigns of the parties hereto.

        Attorneys' Fees—In any legal action arising under this Debenture, or by any asserted breach of it, the prevailing party shall be entitled to recover all costs and expenses, including attorneys' fees, incurred in enforcing or attempting to enforce any of the terms, covenants or conditions. This shall include costs incurred prior to the commencement of legal action, and all costs and expenses, including reasonable attorneys' fees, incurred in any appeal from any action brought to enforce any of the terms, covenants or conditions.

        Notices—Any notice to be given by either party under the terms of this Debenture shall be addressed to the other party at the address of such party's principal place of business, or at such address as either party may hereinafter designate in writing to the other. Any such notice shall be deemed to have been duly given when enclosed in a properly sealed and addressed envelope, registered or recorded, and deposited (postage and registration/recording fee prepaid) in the United Kingdom mail.

        Waiver—Either party's failure to enforce any provision or provisions of this Debenture shall not in any way be construed as a waiver of any such provision or provisions, or prevent that party thereafter from enforcing each and every other provision of this Debenture.

        Entire Agreement—This Debenture agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto and contains all the covenants and agreements between the parties. Each party to this Debenture agreement acknowledges that no representation, inducement, promise or agreement, whether oral or otherwise, has been made by any party that is not embodied herein. Nor has anyone acting on behalf of any party made such representation, inducement, promise or agreement and that any agreement, statement or promise not contained in this Debenture will be effective only if it is in writing signed by the party to be charged.

        Titles and Headings—Titles and headings to sections of this Debenture agreement are for the purpose of reference only and shall in no way limit, define or otherwise affect the interpretation or construction of such provisions.

        Governing law—The parties agree that it is their intention and covenant that this Debenture, and performance under it; that all suits and special proceedings that may ensue from its breach, be construed in accordance with, and under, the laws of the United Kingdom. Where any action, special, or other, proceeding may be put into effect, arising from, in connection with, or by reason of this Debenture agreement, then the law of the United Kingdom shall apply. United Kingdom law shall govern, to the exclusion of any other forum, without regard to the jurisdiction in which any such action or special proceeding may have been instituted.

        Assignments—This Debenture and the rights and obligations of the parties hereto shall not be assigned by either party without the written consent of the other and any action reporting to affect such assignment shall be null and void unless and until such consent is obtained.

        IN WITNESS WHEREOF, the parties hereto have executed this Debenture agreement the day and year first above written.

Signed
The Company by: Mr. Peter O' Farrelly.	Holder: The Chilli Club

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  Exhibit 10.9
Non-Interest Bearing, Subordinated, Convertible Debenture